EXHIBIT 99.1
DONEGAL FINANCIAL SERVICES CORPORATION
AND
UNION NATIONAL FINANCIAL CORPORATION
ANNOUNCE RECEIPT OF FINAL MERGER APPROVALS

Jeffrey D. Miller, Senior Vice President &	Mark D. Gainer, Chairman, President
Chief Financial Officer	& Chief Executive Officer
Donegal Financial Services Corporation	Union National Financial Corporation
Phone: (717) 426-1931	Phone: (717) 519-8630
Fax: (717) 426-7009	Fax: (717) 735-7121
E-mail: jeffmiller@donegalgroup.com	E-mail: mgainer@uncb.com

For Immediate Release

MARIETTA and LANCASTER, Pennsylvania, May 5, 2011 (GLOBENEWSWIRE) – Donald H. Nikolaus, President of Donegal Financial Services Corporation ("DFSC"), and Mark D. Gainer, Chairman, President and Chief Executive Officer of Union National Financial Corporation ("UNNF") (OTC Bulletin Board: "UNNF.OB"), today jointly announced the receipt of all regulatory approvals required to complete their pending merger.  DFSC and UNNF expect to complete the merger on May 6, 2011.

Upon the completion of the merger, each share of UNNF common stock will become the right to receive 0.2134 share of Class A common stock of Donegal Group Inc. ("DGI") (NASDAQ Global Select: "DGICA") and that amount of cash as equals $8.25 less the value of 0.2134 share of DGI Class A common stock, based on the average closing price of DGI Class A common stock for the five trading days immediately preceding the effective date of the merger, but in no event less than $5.05 per share in cash nor more than $5.90 per share in cash.  In practical terms, UNNF shareholders will receive merger consideration with a value of approximately $8.25 per share of UNNF common stock provided DGI Class A common stock has an average closing price between $11.00 and $15.00 per share for the five trading days preceding the effective date of the merger.

Pursuant to the terms of the merger agreement, Province Bank FSB, which DFSC owns, and Union National Community Bank, which UNNF owns, will also merge.  Upon completion of the merger, the merged bank will conduct its banking business through 13 branch offices in Lancaster County, Pennsylvania, under the name of "Union Community Bank."

DGI is an insurance holding company whose insurance subsidiaries, along with Donegal Mutual Insurance Company, are members of the Donegal Insurance Group, which conducts a property and casualty insurance business in 22 Mid-Atlantic, Midwestern, New England and Southern states.  The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

Province Bank FSB, which DFSC owns, has three branch offices and had approximately $97.6 million in assets at March 31, 2011.  Donegal Mutual and DGI founded DFSC and Province Bank in 2000 to provide more diversified financial services.

UNNF is a bank holding company whose principal subsidiary is Union National Community Bank, which has ten branch offices.  UNNF had approximately $456.1 million in assets and stockholders' equity of approximately $29.4 million as of March 31, 2011.  Union National Community Bank is a full service national bank that provides a wide range of services to individuals and small to medium-sized businesses in South Central Pennsylvania.

We base all statements contained in this release that are not historic facts on our current expectations.  These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties.  Actual results could vary materially.  Among the factors that could cause actual results to vary materially include:  our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which we operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the companies we may acquire from time to time and other risks we describe from time to time in the periodic reports we file with the Securities and Exchange Commission.  You should not place undue reliance on any such forward-looking statements.  We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.